Execution Copy

RICHARD M. RIESER

SEPARATION AND SETTLEMENT AGREEMENT

AND MUTUAL RELEASE

This Separation and Settlement Agreement and Mutual Release (this “Agreement”) is made this 23rd day of October, 2007, by and between Richard M. Rieser (the “Executive”) and MB Financial, Inc. (the “Company”) concerning the Executive’s termination of employment with the Company.

WHEREAS, the Company and the Executive entered into that certain Employment Agreement dated as of August 25, 2006, (the “Employment Agreement”);

WHEREAS, the Company and Executive have legitimate disagreements with respect to the duties and responsibilities of the Executive and differences of opinion regarding the direction of the Company and the parties are hereby entering into this Agreement as an arm’s length settlement of a bona fide dispute with respect to the rights and obligations of the parties, including with respect to the terms and conditions of the Employment Agreement; and

WHEREAS, the Company and the Executive intend that this Agreement shall be in complete settlement of all rights of the Executive under the Employment Agreement or otherwise relating to his employment by the Company.

NOW THEREFORE, in consideration of the mutual promises and agreements set forth below, the Company and the Executive agree as follows:

1.  Termination.  The Executive’s employment with the Company will terminate effective as of the close of business on October 23, 2007 (the “Termination Date”) and the Executive will continue to be paid his current monthly salary, expense reimbursements and other employee benefits through the Termination Date.

2.  Resignation.  The Executive hereby agrees to resign as the Vice Chairman, Executive Vice President and Chief Marketing and Legal Strategist of the Company and from all other officer, director and other positions with the Company and all of its affiliates effective as of the close of business on the Termination Date.  Executive agrees to execute a letter of resignation, in the form attached hereto as Exhibit A.

3.  Settlement Payment.  The Executive shall receive a settlement payment from the Company in the aggregate gross amount of Three Million Nine Hundred and Sixty-Five Thousand Dollars ($3,965,000.00), to be paid in a single lump sum cash payment (the “Settlement Payment”) on April 24, 2008 (the “Payment Date”).

4.  Restricted Stock and Restricted Stock Units.  Effective as of the Termination Date, the Executive shall become fully vested in (i) the 5,551 shares of Restricted Stock granted on August 25, 2006, and (ii) the 5,604 Restricted Stock Units granted on August 25, 2007.  The Restricted Stock Units shall be settled on the Payment Date in an equal number of shares of unrestricted common stock of the Company.

5.  Stock Options.  Effective as of the Termination Date, the Executive shall become fully vested in all unvested outstanding stock options awarded under any plan or program maintained by the Company or any of its affiliates or predecessors.  All outstanding options which are vested as of the Termination Date shall continue to be exercisable per the terms of the applicable plan and award documents; provided, however, that for purposes of determining the expiration of such options, the Executive’s termination hereunder shall be deemed a “Retirement” per the terms of such options.

6.  Supplemental Pension Benefit Agreement.  The Company shall honor the terms and conditions of the First Oak Brook Bank (“FOBB”) Supplemental Pension Benefit Agreement, as required by Section 19 of the Employment Agreement.  The estimated benefits thereunder shall be calculated by the Company’s independent auditors or actuaries and a report shall be delivered to Executive within 5 calendar days of the Termination Date.  In calculating the benefits thereunder, (i) the credited years of service shall be 20, (ii) the accrual fraction shall be 100%, (iii) the “Final Base Salary” as used therein shall be $775,000, and (iv) the mortality tables and interest rates described in Code Section 417(e)(3)(A)(ii) shall be used, based on October 1, 2007.  The actual benefit shall be based upon the foregoing assumptions, but shall use the applicable rate on December 1, 2007.  The supplemental benefit shall be a monthly life and 15 year certain annuity paid on a monthly basis commencing January 1, 2008, subject to the limitations of Section 22 of this Agreement.  To the extent necessary under the transitional guidance under Internal Revenue Service (“IRS”) Notice 2007-86, this Agreement constitutes an amendment to the Supplemental Pension Benefit Agreement, and a new election thereunder, to properly modify the time or manner of payment under a deferred compensation plan.

7.  Agreement Regarding Post-Employment Restrictive Covenants.  The Company and the Executive shall honor the terms and conditions of the Agreement Regarding Post-Employment Restrictive Covenants, dated October 19, 1994.  The restrictive covenants, as provided therein shall lapse on October 24, 2009.  The payments to be made to the Executive thereunder shall be paid on an annual basis commencing November 1, 2007, subject to the limitations of Section 22 of this Agreement.  To the extent necessary under the transitional guidance under IRS Notice 2007-86, this Agreement constitutes an amendment to the Agreement Regarding Post-Employment Restrictive Covenants, and a new election thereunder, to properly modify the time or manner of payment under a deferred compensation plan.

8.  Executive Deferred Compensation Plan.   The Company shall honor the terms and conditions of the FOBB Executive Deferred Compensation Plan.  Subject to the limitations of Section 22 of this Agreement, the distribution of post-2004 amounts thereunder (amounts subject to Code Section 409A) shall be paid in a lump within 90 days of the Termination Date.  The distribution of pre-2005 amounts thereunder shall be paid in substantially equal monthly installments over 5 years, commencing on November 1, 2007, in accordance with the elections currently in effect with respect to such amounts.

9.  Medical Benefits.  The Company shall provide the “Post-Employment Health Benefit” pursuant to Section 5(c) of the Employment Agreement, subject to the terms, conditions and limitations stated therein; provided, however, that the limitations of subsection (y) thereunder shall only begin to apply with respect to amounts expended by the Company on and after October 24, 2009, and the Company shall bear such costs prior to such date on the same basis as in effect immediately prior to the Termination Date, and; provided, further, that Executive and his spouse will use best efforts to obtain Medicare and Medicare “supplemental coverage” (of their choosing) as soon as they are eligible to do so.

10.  Termination of Benefits.  Except as specifically provided in this Agreement with respect to plans or arrangements specifically identified in this Agreement, the Executive’s continued participation in all compensation plans will cease as of the Termination Date.  Nothing contained herein shall limit or otherwise impair Executive’s right to receive pension or similar benefit payments which are vested as of the Termination Date under any applicable pension or other benefit plan (whether or not tax-qualified).

11.  Company Stock.  Upon Executive’s written instructions, the Company shall use its best efforts to perform all necessary actions required by the Company, and shall promptly use its best efforts to cause its transfer agent and legal counsel to perform all necessary actions required by them as soon as reasonably practicable to effect either (i) the transfer of shares of common stock owned of record by Executive (or his immediate family members), whether or not held in certificate form, with or without restrictive legends, to accounts maintained by a bank or broker for the benefit of the Executive (or such immediate family member), where after such transfer(s) no legends or stop order instructions shall be attributable to such shares, or (ii) the exchange of certificated shares of common stock of the Company held by the Executive (or his immediate family members) for replacement certificates with no legends or restrictions thereon.  Executive hereby agrees and acknowledges that any sales of Company stock must be in compliance with all securities rules and regulations, including without limitation, Rules 144 and 145 under the Securities Act of 1933 (the “Securities Act”), as may be in effect at the time of sale.  The Company hereby represents that it will use its best efforts to maintain current filings with the Securities and Exchange Commission, as contemplated by paragraph (c)(i) of Rule 144 under the securities Act, during all such periods as Executive may be subject to Rule 145 under the Securities Act.

12.  Office and Secretarial Support.  In connection with the services the Executive is providing pursuant to Section 15 of this Agreement, the Company shall continue to provide Executive with his current office and secretarial support (or well-qualified replacement), through May 31, 2008, including all appropriate office supplies, equipment and services (e.g., computer, scanner, fax, copier, phone, email account, etc.) as if Executive were employed by the Company.  To the extent that the computer equipment and email account provided to Executive are outside and not connected to or accessing the Company’s systems, then the Company shall take all reasonable steps to ensure that the Executive is immediately forwarded all email communications relating to services to be performed by the Executive under Section 15 regarding the 60 W. Erie litigation matters and, for a period of 30 days following the Termination Date, all non-Company related email directed to the Executive.  In addition, the Company shall copy and or migrate all of the electronic contact information in Executive’s computer system to the system he will be provided immediately following the Termination Date.

13.  Departure Party.  The Company shall provide reasonable funding for a departure party for the Executive, with the attendance list and arrangements to be made by the Executive.

14.  Releases.  As part of this Agreement, and in consideration of the benefits provided hereunder, the parties are each required to execute a General Release and Waiver (a “Release”) and deliver the Release following the Termination Date.  This Agreement (including all Exhibits to this Agreement), and the commitments and obligations of all parties hereunder:

(a)  shall become final and binding on the Termination Date, subject only to Executive’s execution and delivery of the Release, in the form set forth at Exhibit B-1, to the Company on the Termination Date and the expiration of the Executive’s right to revoke the execution of the Release in accordance with Section 3(c) of the Release; and

(b)  shall not become final and binding if Executive revokes such execution.

(c)  At such time as Executive delivers the Release above, the Company shall execute a Release, in the form set forth at Exhibit B-2, and shall deliver such Release to Executive.

15.  Assistance with Claims.  Subject to continued indemnification provided in Section 23 of this Agreement, the Executive agrees to reasonably cooperate with the Company or any affiliate in the prosecution, defense or evaluation of any pending or potential claims or proceedings involving or affecting the Company or any affiliate with respect to the 60 W. Erie litigation matters; provided, that such activities do not unreasonably interfere with Executive’s full-time employment entered into after the Termination Date, where such assistance is to be provided in a manner substantially similar to such services provided by the Executive prior to the Termination Date.  Executive will make himself available for the foregoing from time to time as reasonably required or as reasonably requested by the Company without additional consideration for such time.  Consistent with the Company’s policy for Executive’s expense reimbursement (as in effect prior to the Termination Date), promptly upon the receipt of the Executive’s written request, the Company agrees to reimburse the Executive for all reasonable out-of-pocket expenses associated with such cooperation, including, without limitation, attorneys fees, meals, lodging, air travel and ground transportation expenses.

16.  Non-Vilification.  The Executive agrees that on and after the date of this Agreement, he will not make any vilifying statement about the Company, its officers (limited to “Section 16” officers of the Company) and directors and the Company, its officers (limited to “Section 16” officers of the Company) and directors agree not to make any vilifying statement about the Executive or Executive’s employment with the Company; provided, however,  that the provisions of this Section 16 shall not apply to testimony as a witness, any disclosure required by law to be made by the Company or the Executive, the assertion of or defense against any claim of breach of this Agreement and shall not require either party to make false statements or disclosures.  Notwithstanding the foregoing, upon a breach of this provision by either party, the non-breaching party shall thereafter be released from the constraints of this Section 16 and any otherwise vilifying statement made by the non-breaching party after such breach shall not constitute a breach of this Agreement.  The non-breaching party shall be entitled to seek all legal remedies available with respect to such breach and any failure to do so shall not limit or otherwise waive any rights with respect to any subsequent breach.

17.  Withholding for Taxes.  All benefits and payments provided to the Executive pursuant to this Agreement which are required to be treated as compensation shall be subject to all applicable withholding and reporting requirements.

18.  Settlement of Disputes.  The “Legal Fees” provisions set forth in Section 10(ii) of the Employment Agreement are hereby incorporated by reference and are made part of this Agreement and shall be applicable for all disputes as may arise hereunder (with the specific exclusion of disputes arising under Section 16 of this Agreement), notwithstanding that the Employment Agreement is no longer in full force and effect.

19.  Attorneys’ Fees.  The Company shall pay legal fees for the drafting and negotiating of this Agreement, in an amount of $25,000, directly to the law firm of Barack Ferrazzano Kirschbaum & Nagelberg, LLP (the “Firm”), with such payment to be made within 15 calendar days of the Termination Date.  The payment of such fees shall be reflected on an IRS Form 1009 designating the Firm as the payee and the Company as the payor.

20.  Miscellaneous.

(a)  Binding Effect.  This Agreement shall be binding upon each of the parties and upon their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of each party and to their heirs, administrators, representatives, executors, successors, and assigns.

(b)  Applicable Law.  This Agreement shall be construed in accordance with the laws of the State of Illinois, without regard to the conflict of law provisions of any jurisdiction.

(c)  Entire Agreement.  This Agreement reflects the entire agreement between the Executive and the Company and, except as specifically provided herein, supersedes all prior agreements and understandings, written or oral relating to the subject matter hereof (specifically including the Employment Agreement).  To the extent that the terms of this Agreement (including Exhibits to this Agreement) are to be determined under, or are to be subject to, the terms or provisions of any other document, this Agreement (including Exhibits to this Agreement) shall be deemed to incorporate by reference such terms or provisions of such other documents.

(d)  Notices.  Any notice pertaining to this Agreement shall be in writing and shall be deemed to have been effectively given on the earliest of (a) when received, (b) upon personal delivery to the party notified, (c) one business day after delivery via facsimile with electronic confirmation of successful transmission, (d) one business day after delivery via an overnight courier service or (e) five days after deposit with the United Postal Service, and addressed as follows:

                 to the Executive at:

                Mr. Richard M. Rieser
                1342 Hillside Road
                Northbrook, Illinois  60062

                Or such other address as Executive duly notifies the Company.

                with a copy to:

                Donald L. Norman, Jr., Esq.
                Barack Ferrazzano Kirschbaum Nagelberg, LLP
                200 West Madison Street
                Chicago, IL  60601
                Fax:  (312) 984-3150

                to the Company at:

                MB Financial, Inc.
                800 West Madison Street
                Chicago, IL  60607
                Attn:  Mitchell Feiger – President and Chief Executive Officer

                with a copy to:

                Barry Taff, Esq.
                Silver, Freedman & Taff, L.L.P.
                3299 K Street N.W., Suite 100
                Washington DC  20007
                Fax:  (202) 337-5502

(e)  Waiver of Breach.  The waiver by either party to this Agreement of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by such party.

(f)  Amendment.  This Agreement may not be modified or amended except by a writing signed by the parties to this Agreement.

(g)  Counterparts.  This Agreement may be signed in multiple counterparts, each of which shall be deemed an original.  Any executed counterpart returned by facsimile shall be deemed an original executed counterpart.

(h)  No Third Party Beneficiaries.  Unless specifically provided herein, the provisions of this Agreement are for the sole benefit of the parties to this Agreement and are not intended to confer upon any person not a party to this Agreement any rights hereunder.

(i)  Terms and Construction.  Each party has cooperated in the drafting and preparation of this Agreement and each party has had the opportunity to obtain the advice of legal counsel to review and comment upon the Agreement.  The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against either party.

(j)  Admissions.  Nothing in this Agreement is intended to be, or will be deemed to be, an admission of liability by Executive or the Company to each other, or an admission that they or any of their agents, affiliates, or employees have violated any state, federal or local statute, regulation or ordinance or any principle of common law of any jurisdiction, or that they have engaged in any wrongdoing towards each other.

21.  Tax Gross Up Agreement.  The Company shall continue to honor the terms and conditions of the Tax Gross Up Agreement, dated August 25, 2006, and the Executive’s termination of employment hereunder shall be treated as an “Involuntary Termination” under Section 1(a)(ii) thereof.

22.  Code Section 409A.

(a)  Specified Employee.  The parties agree and acknowledge that the Executive is a “specified employee” as that term is used in Code Section 409A(a)(2)(B), and therefore all payments to Executive that constitute deferred compensation, as defined under Code section 409A, shall be deferred for a period of six months from the Termination Date.  For purposes of Code Section 409A, all payments of deferred compensation made hereunder or pursuant to another plan or arrangement, shall be deemed to be separate payments and, accordingly, the aforementioned deferral shall only apply to separate payments which would occur during the six month deferral period and all other payments shall be unaffected.  All payments deferred pursuant to this Section 22, shall be paid in full on April 24, 2008.

(b)  Compliance and Indemnification.  It is intended that the provisions of this Agreement, and all compensation plans and programs sponsored by the Company in which Executive participates, comply with, or remain exempt from, Code Section 409A, and all provisions of this Agreement shall be construed and interpreted in a manner consistent with such intentions.  From and after the Termination Date, (a) the Company shall administer and operate this Agreement and any “nonqualified deferred compensation plan” (as defined in Code Section 409A) (and any other arrangement that could reasonably be expected to constitute such a plan) in which the Executive participates and the Executive’s rights and benefits hereunder and thereunder in compliance with Code Section 409A and any rules, regulations or other guidance promulgated thereunder as in effect from time to time, (b) in the event that the Company determines that any provision of this Agreement or any such plan or arrangement does not comply with Code Section 409A or any such rules, regulations or guidance and that the Executive may become subject to an additional tax under Code Section 409A (a “Section 409A Tax”), the Company shall amend or modify such provision to avoid the application of the Section 409A Tax, and (c) in the event that, notwithstanding the foregoing, the Executive is subject to a Section 409A Tax with respect to any such provision, the Company shall indemnify and hold the Executive harmless against all taxes (and any interest or penalties imposed with respect to such taxes) imposed as a result of the Company’s failure to comply with the preceding clause (a) of this Section 22.

(c)  The Company and Executive hereby agree to execute all forms and amendments reasonably necessary to ensure that any deferred compensation plans, programs or arrangements properly comply with the requirements of Code Section 409A, provided such amendments reasonably reflect the spirit and intent of the provisions of this Agreement and do not reduce or compromise any rights and benefits of the Executive  or the Company pursuant to such arrangements.

23.  Indemnification.  The Company shall continue to indemnify and hold Executive harmless as provided in Section 11 of the Employment Agreement to the maximum extent permitted by applicable law.  To the extent possible, the Company shall continue to cover Executive as an insured under its policy of directors and officers liability insurance for the duration of all statutes of limitations and any other period during which any action may be brought against Executive respecting his acts or omissions during his service as an officer or director with the Company, to the same extent as the Company covers its former officers and directors.  In addition to the foregoing, regardless of the applicability of any coverage by directors and officers liability insurance, the Company shall continue to indemnify and hold harmless Executive with respect to the services rendered by Executive pursuant to Section 15 of this Agreement to the same extent as if Executive were then an active officer of the Company providing such services and Section 11 of the Employment Agreement continued to apply.

(Remainder of page intentionally left blank)

                  Execution Copy

IN WITNESS WHEREOF, this Separation and Settlement Agreement and Mutual Release has been duly executed as of the Termination Date.

/s/ Richard M. Rieser Richard M. Rieser	Date:10/23/07
MB Financial, Inc. /s/ Mitchell Feiger By: Mitchell Feiger Title: President and Chief Executive Officer	Date:10/23/07

Exhibit A

LETTER OF RESIGNATION

October 23, 2007

Board of Directors
MB Financial, Inc.
800 West Madison Street
Chicago, IL  60607

Dear Sirs:

Subject to the effectiveness, terms and conditions of the Separation and Settlement Agreement and Mutual Release, dated October 23, 2007, I hereby resign as Vice Chairman, Executive Vice President and Chief Marketing and Legal Strategist of MB Financial, Inc. (the “Company”) and each other officer, director and other position with the Company and all of its related entities, effective immediately.

                                    Very truly yours,

                                                                    /s/ Richard M. Rieser
                                    Richard M. Rieser

Resignation acknowledged and accepted:

MB Financial, Inc.

By: /s/ Mitchell Feiger

        Mitchell Feiger

Its:  President and Chief Executive Officer

Exhibit B-1

GENERAL RELEASE AND WAIVER

1.  This document is attached to, is incorporated into, and forms a part of, a Separation and Settlement Agreement and Mutual Release dated October 23, 2007 (the “Agreement”) by and between MB Financial, Inc. (the “Company”) and Richard M. Rieser (the “Executive”).  Except for (i) a Claim based upon a breach of the Agreement, (ii) a Claim which is expressly preserved by the Agreement, (iii) a Claim duly filed pursuant to the group welfare and retirement plans of the Company, and (iv) a Claim with respect to Executive’s standing as a shareholder of the Company, the Executive, on behalf of himself and the other Executive Releasors, releases and forever discharges the Company and the other Company Releasees from any and all Claims which the Executive now has or claims, or might hereafter have or claim, whether known or unknown, suspected or unsuspected (or the other Executive Releasors may have, to the extent that it is derived from a Claim which the Executive may have), against the Company Releasees based upon or arising out of any matter or thing whatsoever, from the beginning of time to the date affixed beneath Executive’s signature on this General Release and Waiver and shall include Claims (other than those specifically excepted above) arising out of or related to the Executive’s employment with the Company, or its predecessors, or the Employment Agreement dated August 25, 2006, including Claims arising under (or alleged to have arisen under) (a) the Age Discrimination in Employment Act of 1967, as amended; (b) Title VII of the Civil Rights Act of 1964, as amended; (c) The Civil Rights Act of 1991; (d) Section 1981 through 1988 of Title 42 of the United States Code, as amended; (e) the Executive Retirement Income Security Act of 1974, as amended; (f) The Immigration Reform Control Act, as amended; (g) The Americans with Disabilities Act of 1990, as amended; (h) The National Labor Relations Act, as amended; (i) The Fair Labor Standards Act, as amended; (j) The Occupational Safety and Health Act, as amended; (k) The Family and Medical Leave Act of 1993; (l) any state antidiscrimination law; (m) any state wage and hour law; (n) any other local, state or federal law, regulation or ordinance; (o) any public policy, contract, tort, or common law; or (p) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters referred to in (a) through (o) above.

2.  For purposes of this General Release and Waiver, the terms set forth below shall have the following meanings:

(a)  The term “Agreement” shall include the Agreement and the Exhibits thereto.

(b)  The term “Claims” shall include any and all rights, claims, demands, debts, dues, sums of money, accounts, attorneys’ fees, experts’ fees, complaints, judgments, executions, actions and causes of action of any nature whatsoever, cognizable at law or equity.

(c)  The term “Company Releasees” shall include the Company and its affiliates and their respective officers, directors, trustees, members, employees, attorneys, agents, representatives, shareholders, partners, assigns, predecessors, successors and administrators under any employee benefit plan of the Company and of any affiliate, and insurers, and their predecessors and successors.

(d)  The term “Executive Releasors” shall include the Executive, and his heirs, executors, representatives, agents, insurers, administrators, successors, assigns, and any other person claiming through the Executive.

3.  The following provisions are applicable to and made a part of the Agreement and this General Release and Waiver:

(a)  In exchange for this General Release and Waiver, the Executive hereby acknowledges that he has received separate consideration beyond that to which he is otherwise entitled under the Company’s policies, under contract, or under applicable law.

(b)  The Executive has consulted with an attorney of his choosing prior to executing the Agreement and this General Release and Waiver.

(c)  The Executive has up to twenty-one (21) days from the date of presentment to consider whether or not to execute the Agreement and this General Release and Waiver which right the Executive has chosen to waive with the advice of counsel.  In the event of such execution, the Executive has a further period of seven (7) days from the date of said execution in which to revoke said execution.  The Agreement and this General Release and Waiver will not become effective until expiration of such revocation period.

4.  The Agreement (including this General Release and Waiver and all other Exhibits to the Agreement), and the commitments and obligations of all parties thereunder:

(a)  shall become final and binding immediately following the expiration of the Executive’s right to revoke the execution of the Agreement in accordance with Section 3(c) of this Exhibit B-1;

(b)  shall not become final and binding until the expiration of such right to revoke; provided, however, that nothing contained herein shall confer any right upon the Company to revoke the Agreement; and

(c)  shall not become final and binding if the Executive revokes such execution in accordance with Section 3(c) of this Exhibit B-1.

* * * * * * *

The Executive hereby acknowledges that he has carefully read and understands the terms of the Agreement and this General Release and Waiver and each of his rights as set forth therein.

/s/ Richard M. Rieser Richard M. Rieser Date: 10/23/07
State of _________Illinois__________ County of ____Cook_____________ Subscribed Before Me This __23rd___ Day of __October_______, 2007 /s/ Doria L. Koros Notary Public

Exhibit B-2

GENERAL RELEASE AND WAIVER

1.  This document is attached to, is incorporated into, and forms a part of, a Separation and Settlement Agreement and Mutual Release dated October 23, 2007 (the “Agreement”) by and between MB Financial, Inc. (the “Company”) and Richard M. Rieser (the “Executive”).  Except for (i) a Claim based upon a breach of the Agreement or (ii) a Claim which is expressly preserved in the Agreement, the Company, on behalf of itself and the other Company Releasors, releases and forever discharges the Executive and the other Executive Releasees from any and all Claims related to the Executive’s employment with the Company, or its predecessors, or the Employment Agreement dated August 25, 2006, which the Company now has or claims, or might hereafter have or claim, whether known or unknown, suspected or unsuspected (or the other Company Releasors may have, to the extent that it is derived from a Claim which the Company may have), against the Executive Releasees based upon or arising out of any matter or thing whatsoever, from the beginning of time to the date affixed beneath the Company’s signature on this General Release and Waiver and shall include, without limitation, Claims under any other local, state or federal law, regulation or ordinance; any public policy, contract, tort, or common law; or any allegation for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

2.  For purposes of this General Release and Waiver, the terms set forth below shall have the following meanings:

(a)  The term “Agreement” shall include the Agreement and the Exhibits thereto.

(b)  The term “Claims” shall include any and all rights, claims, demands, debts, dues, sums of money, accounts, attorneys’ fees, experts’ fees, complaints, judgments, executions, actions and causes of action of any nature whatsoever, cognizable at law or equity.

(c)  The term “Executive Releasees” shall include the Executive and his heirs, executors, representatives, agents, administrators, successors, assigns, and any other person claiming through the Executive.

(d)  The term “Company Releasors” shall include the Company and its affiliates and their successors and assigns.

3.  The following provision are applicable to and made a part of the Agreement and this General Release and Waiver: In exchange for this General Release and Waiver, the Company hereby acknowledges that it has received separate consideration beyond that to which it is otherwise entitled under the Company’s policies, under contract, or under applicable law.

4.  The Agreement (including this General Release and Waiver and all other Exhibits to the Agreement), and the commitments and obligations of all parties thereunder:

(a)  shall become final and binding immediately following the expiration of the Executive’s right to revoke the execution of the Agreement in accordance with Section 3(c) of Exhibit B-1;

(b)  shall not become final and binding until the expiration of such right to revoke; provided, however, that nothing contained herein shall confer any right upon the Company to revoke the Agreement; and

(c)  shall not become final and binding if the Executive revokes such execution in accordance with Section 3(c) of Exhibit B-1.

* * * * * * *

The Company hereby acknowledges that it has carefully read and understands the terms of the Agreement and this General Release and Waiver and each of its rights as set forth therein.

MB Financial, Inc. By: Mitchell Feiger Mitchell Feiger Its: President and Chief Executive Officer Date: 10/23/07
State of ____Illinois_______________ County of ___Cook______________ Subscribed Before Me This ____23rd_ Day of __October_______, 2007 /s/ Doria L. Koros Notary Public